Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, April 28, 2022 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the second quarter of fiscal 2022 ended March 31, 2022.

Revenue for the second quarter totaled $779.6 million, a 36% increase compared to the prior year quarter revenue of $574.7 million. Revenue excluding the Hunter acquisition increased 23% to $708.8 million. Hunter contributed $70.8 million.

Income from continuing operations totaled $58.6 million, or $1.10 per share, compared to $18.1 million, or $0.34 per share, in the prior year quarter. Current year quarter adjusted income from continuing operations was $73.1 million, or $1.37 per share, compared to $25.1 million, or $0.47 per share, in the prior year quarter (see reconciliation of Income from continuing operations to Adjusted income from continuing operations for details).
Adjusted EBITDA from continuing operations for the second quarter was $139.6 million, increasing 113% from the prior year quarter of $65.4 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $12.8 million in the current quarter and $12.1 million in the prior year quarter, totaled $152.3 million in the current quarter, increasing 97% from the prior year of $77.5 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure, see reconciliation to income before taxes from continuing operations).

On April 18, 2022, Griffon entered into a definitive agreement to sell Telephonics to TTM Technologies, Inc. (NASDAQ:TTMI) ("TTM") for $330.0 million in cash. The transaction is expected to close within the second calendar quarter of 2022, subject to certain closing conditions and regulatory approvals.

On January 24, 2022, Griffon completed the acquisition of Hunter Fan Company ("Hunter"), a market leader in residential ceiling, commercial, and industrial fans, for approximately $845 million. Hunter, part of the Consumer and Professional Products segment ("CPP"), complements and diversifies our portfolio of leading consumer brands and products. Hunter is expected to contribute approximately $400 million in revenue and $90 million in EBITDA in the first full fiscal year of ownership.
Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "Griffon's record second quarter results are a confirmation of the strength of our strategic plan, resilience of our businesses and the excellence of our operating management. We expect to continue to deliver strong results and build on our momentum."

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $411.0 million increased 24% compared to the prior year period primarily resulting from a 21%, or $70.8 million, contribution from the Hunter acquisition, and price and mix of 15%, partially offset by an 11% reduction in volume, primarily in the U.S., due to reduced consumer demand and customer supplier diversification. FX was 1% unfavorable.

For the quarter ended March 31, 2022, Adjusted EBITDA totaling $47.8 million increased 28% compared to the prior year quarter due to EBITDA of $14.3 million from the Hunter acquisition. Excluding the Hunter contribution, EBITDA decreased 10% primarily due to the unfavorable impact of reduced U.S. volume and increased material, labor and transportation costs, partially offset by the benefits of price and mix.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations, and on November 12, 2020, Griffon announced that CPP is broadening this strategic initiative to include additional North American facilities, the AMES United Kingdom (U.K.) and Australia businesses, and a manufacturing facility in China. Today, Griffon is announcing an accelerated timeline and reduced scope for the initiative, which will now be completed by the end of fiscal 2022. These changes reflect the rapid progress made with the initiative, and reduced investment in facilities expansion and equipment given recent significant increases in construction and equipment costs. Any remaining expenditures, after the end of fiscal 2022, including those related to the deployment of AMES' global information systems, will be included in the continuing operations of the business. Future investments in equipment, particularly for automation, will be part of normal-course annual capital expenditures.

This initiative includes three key development areas. First, certain AMES U.S. and global operations will be consolidated to optimize facilities footprint and talent. Second, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth. Third, multiple independent information systems will be unified into a single data and analytics platform, which will serve the whole AMES global enterprise.

When fully implemented and the efficiencies are fully realized, we expect annual cash savings of $25 million (previously $30 million to $35 million). The cost to implement this new business platform, over the duration of the project, will now include one-time charges of approximately $50 million (previously $65 million) and capital investments, net of proceeds from sale of exited facilities, of approximately $15 million (previously $65 million).

In connection with this initiative, during the six months ended March 31, 2022 and 2021, CPP incurred pre-tax restructuring and related exit costs approximating $6.5 million and $10.6 million, respectively. Since inception of this initiative in fiscal 2020, cumulative charges totaled $41.6 million. Since inception of this initiative in fiscal 2020 and during the six months ended March 31, 2022, capital expenditures of $18.1 million and $2.6 million, respectively, were driven by investment in CPP business intelligence systems and e-commerce and distribution facilities.
Home and Building Products ("HBP")

HBP revenue in the current quarter totaling $368.6 million increased 52% from the prior year quarter, due to favorable pricing and mix for both residential and commercial products. Increased commercial volume was offset by reduced residential volume due to labor and supply chain disruptions.

HBP Adjusted EBITDA in the current quarter was $104.5 million, increasing 161% compared to the prior year quarter. EBITDA benefited from the increased revenue noted above, partially offset by increased material, labor and transportation costs.

Taxes

The Company reported pretax income from continuing operations for the quarters ended March 31, 2022 and 2021, respectively, and recognized tax provisions of 29.5% and 38.0%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2022 and 2021 were 28.3% and 31.5%, respectively. The current year-to-date effective tax rate was 29.7% and the rate excluding all items that affect comparability was 29.0%.

Balance Sheet and Capital Expenditures
At March 31, 2022, the Company had cash and equivalents of $122.3 million and total debt outstanding of $1.97 billion, resulting in net debt of $1.84 billion. Leverage, as calculated in accordance with our credit agreement, was 4.4x times EBITDA. Borrowing availability under the revolving credit facility was $233.0 million subject to certain loan covenants. Capital expenditures were $11.5 million for the quarter ended March 31, 2022.

As of March 31, 2022, Griffon had $58 million remaining under its Board of Directors authorized share repurchase program. There were no purchases under these authorizations during the quarter ended March 31, 2022.

Conference Call Information

The Company will hold a conference call today, April 28, 2022, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13729126. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, April 28, 2022 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13729126. The replay will be available through Thursday, May 12, 2022 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities (including, in particular, integration of the Hunter Fan acquisition); increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; our strategy, future operations, prospects and the plans of our businesses, including closing of the disposition of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax law. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company's Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation ("Clopay"). Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

Classified as a discontinued operation, Defense Electronics conducts its operations through Telephonics Corporation ("Telephonics"), founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2022	2021	2022	2021
Consumer and Professional Products	$411,012	$331,871	$694,185	$622,913
Home and Building Products	368,605	242,811	677,181	493,292
Total revenue	$779,617	$574,682	$1,371,366	$1,116,205

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2022	2021	2022	2021
ADJUSTED EBITDA
Consumer and Professional Products	$47,844	$37,423	$64,058	$70,136
Home and Building Products	104,474	40,060	160,771	88,429
Total Segments	152,318	77,483	224,829	158,565
Unallocated amounts, excluding depreciation*	(12,750)	(12,104)	(25,707)	(24,733)
Adjusted EBITDA	139,568	65,379	199,122	133,832
Net interest expense	(21,376)	(15,527)	(37,024)	(31,173)
Depreciation and amortization	(16,252)	(13,149)	(29,333)	(25,739)
Restructuring charges	(4,766)	(7,502)	(6,482)	(10,581)
Acquisition costs	(6,708)	—	(9,303)	—
Proxy expenses	(4,661)	—	(6,952)	—
Fair value step-up of acquired inventory sold	(2,701)	—	(2,701)	—
Income before taxes from continuing operations	$83,104	$29,201	$107,327	$66,339
* Primarily Corporate Overhead

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
DEPRECIATION and AMORTIZATION	2022	2021	2022	2021
Segment:
Consumer and Professional Products	$11,791	$8,620	$20,397	$16,819
Home and Building Products	4,324	4,379	8,662	8,720
Total segment depreciation and amortization	16,115	12,999	29,059	25,539
Corporate	137	150	274	200
Total consolidated depreciation and amortization	$16,252	$13,149	$29,333	$25,739

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash provided by (used in) operating activities to FCF:

	For the Six Months Ended March 31,
(in thousands)	2022	2021
Net cash provided by (used in) operating activities	$(172,633)	$(44,411)
Acquisition of property, plant and equipment	(22,030)	(17,835)
Proceeds from the sale of property, plant and equipment	32	82
Free Cash Flow provided by Defense Electronics	8,087	12,418
FCF	$(186,544)	$(49,746)

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and six month periods ended March 31, 2022 and 2021:

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(in thousands)	2022	2021	2022	2021
Gross Profit, as reported	$260,643	$161,206	$426,485	$325,342
% of revenue	33.4%	28.1%	31.1%	29.1%
Adjusting items:
Restructuring charges	2,455	3,337	2,777	3,878
Fair value step-up of acquired inventory sold	2,701	—	2,701	—
Gross Profit, as adjusted	$265,799	$164,543	$431,963	$329,220
% of revenue	34.1%	28.6%	31.5%	29.5%

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
(in thousands)	2022	2021	2022	2021
Selling, general and administrative expenses, as reported	$157,838	$117,559	$285,190	$229,268
% of revenue	20.2%	20.5%	20.8%	20.5%
Adjusting items:
Restructuring charges	(2,311)	(4,165)	(3,705)	(6,703)
Acquisition costs	(6,708)	—	(9,303)	—
Proxy expenses	(4,661)	—	(6,952)	—
Selling, general and administrative expenses, as adjusted	$144,158	$113,394	$265,230	$222,565
% of revenue	18.5%	19.7%	19.3%	19.9%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2022	2021	2022	2021
Revenue	$779,617	$574,682	$1,371,366	$1,116,205
Cost of goods and services	518,974	413,476	944,881	790,863
Gross profit	260,643	161,206	426,485	325,342

Selling, general and administrative expenses	157,838	117,559	285,190	229,268

Income from operations	102,805	43,647	141,295	96,074

Other income (expense)
Interest expense	(21,408)	(15,831)	(37,089)	(31,521)
Interest income	32	304	65	348
Other, net	1,675	1,081	3,056	1,438
Total other expense, net	(19,701)	(14,446)	(33,968)	(29,735)

Income before taxes from continuing operations	83,104	29,201	107,327	66,339
Provision for income taxes	24,533	11,082	31,851	22,790
Income from continuing operations	$58,571	$18,119	$75,476	$43,549

Discontinued operations:
Income (loss) from operations of discontinued operations	694	(1,341)	3,708	690
Provision (benefit) for income taxes	(6,424)	(334)	(5,803)	(2,373)
Income (loss) from discontinued operations	7,118	(1,007)	9,511	3,063
Net income	$65,689	$17,112	$84,987	$46,612

Basic earnings per common share:
Income from continuing operations	$1.13	$0.36	$1.47	$0.86
Income (loss) from discontinued operations	0.14	(0.02)	0.18	0.06
Basic earnings per common share	$1.27	$0.34	$1.65	$0.92

Basic weighted-average shares outstanding	51,668	50,838	51,423	50,717

Diluted earnings per common share:
Income from continuing operations	$1.10	$0.34	$1.41	$0.82
Income (loss) from discontinued operations	0.13	(0.02)	0.18	0.06
Diluted earnings per common share	$1.23	$0.32	$1.59	$0.88

Diluted weighted-average shares outstanding	53,430	53,264	53,602	53,211

Dividends paid per common share	$0.09	$0.08	$0.18	$0.16

Net income	$65,689	$17,112	$84,987	$46,612
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	6,049	1,739	3,730	13,862
Pension and other post retirement plans	140	1,245	808	2,951
Change in cash flow hedges	(1,240)	1,791	(2,340)	1,103
Total other comprehensive income, net of taxes	4,949	4,775	2,198	17,916
Comprehensive income, net	$70,638	$21,887	$87,185	$64,528

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2022	September 30, 2021
CURRENT ASSETS
Cash and equivalents	$122,293	$248,653
Accounts receivable, net of allowances of $13,500 and $8,787	512,449	294,804
Inventories	687,011	472,794
Prepaid and other current assets	62,975	76,009
Assets of discontinued operations held for sale	264,861	273,414
Assets of discontinued operations	497	605
Total Current Assets	1,650,086	1,366,279
PROPERTY, PLANT AND EQUIPMENT, net	304,169	292,622
OPERATING LEASE RIGHT-OF-USE ASSETS	149,587	144,598
GOODWILL	707,523	426,148
INTANGIBLE ASSETS, net	949,730	350,025
OTHER ASSETS	22,734	21,589
ASSETS OF DISCONTINUED OPERATIONS	3,194	3,424
Total Assets	$3,787,023	$2,604,685

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$25,110	$12,486
Accounts payable	227,085	260,140
Accrued liabilities	222,334	145,101
Current portion of operating lease liabilities	32,210	29,881
Liabilities of discontinued operations held for sale	73,218	80,748
Liabilities of discontinued operations	3,312	3,280
Total Current Liabilities	583,269	531,636
LONG-TERM DEBT, net	1,941,725	1,033,197
LONG-TERM OPERATING LEASE LIABILITIES	122,488	119,315
OTHER LIABILITIES	251,921	109,585
LIABILITIES OF DISCONTINUED OPERATIONS	4,406	3,794
Total Liabilities	2,903,809	1,797,527
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	883,214	807,158
Total Liabilities and Shareholders’ Equity	$3,787,023	$2,604,685

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, a non-GAAP measure. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations, a non-GAAP measure, to Adjusted earnings per common share from continuing operations:

(in thousands, except per share data)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2022	2021	2022	2021
Income from continuing operations	$58,571	$18,119	$75,476	$43,549

Adjusting items:
Restructuring charges	4,766	7,502	6,482	10,581
Acquisition costs	6,708	—	9,303	—
Proxy expenses	4,661	—	6,952	—
Fair value step-up of acquired inventory sold	2,701	—	2,701	—
Tax impact of above items	(3,596)	(1,897)	(5,097)	(2,675)
Discrete and certain other tax provisions (benefits), net	(693)	1,417	(1,574)	369

Adjusted income from continuing operations	$73,118	$25,141	$94,243	$51,824

Earnings per common share from continuing operations	$1.10	$0.34	$1.41	$0.82

Adjusting items, net of tax:
Restructuring charges	0.07	0.11	0.09	0.15
Acquisition costs	0.12	—	0.15	—
Proxy expenses	0.07	—	0.10	—
Fair value step-up of acquired inventory sold	0.04	—	0.04	—
Discrete and certain other tax provisions (benefits), net	(0.01)	0.03	(0.03)	0.01

Adjusted earnings per common share from continuing operations	$1.37	$0.47	$1.76	$0.97

Weighted-average shares outstanding (in thousands)	53,430	53,264	53,602	53,211
Note: Due to rounding, the sum of earnings per common share from continuing operations and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$84,987	$46,612
Net income from discontinued operations	(9,511)	(3,063)
Adjustments to reconcile net income to net cash used in operating activities of continuing operations:
Depreciation and amortization	29,333	25,739
Stock-based compensation	9,959	9,501
Asset impairment charges - restructuring	806	2,690
Provision for losses on accounts receivable	578	194
Amortization of debt discounts and issuance costs	1,566	1,349
Fair value step-up of acquired inventory sold	2,701	—
Deferred income taxes	2,883	2,215
(Gain) loss on sale of assets and investments	(118)	151
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable	(177,347)	(65,398)
Increase in inventories	(106,534)	(74,661)
(Increase) decrease in prepaid and other assets	6,063	(842)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(18,524)	8,702
Other changes, net	525	2,400
Net cash used in operating activities - continuing operations	(172,633)	(44,411)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(22,030)	(17,835)
Acquired businesses, net of cash acquired	(851,464)	(2,242)
Proceeds (payments) from investments	14,923	(2,138)
Proceeds from the sale of property, plant and equipment	32	82
Other, net	—	27
Net cash used in investing activities - continuing operations	(858,539)	(22,106)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(10,091)	(8,678)
Purchase of shares for treasury	(10,886)	(2,909)
Proceeds from long-term debt	975,291	14,029
Payments of long-term debt	(37,906)	(7,573)
Financing costs	(16,457)	(571)
Other, net	(27)	(214)
Net cash provided by ( used) in financing activities - continuing operations	899,924	(5,916)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2022	2021
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	9,846	17,058
Net cash provided by (used in) investing activities	(1,445)	11,323

Net cash provided by discontinued operations	8,401	28,381
Effect of exchange rate changes on cash and equivalents	(3,513)	1,527
NET DECREASE IN CASH AND EQUIVALENTS	(126,360)	(42,525)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	248,653	218,089
CASH AND EQUIVALENTS AT END OF PERIOD	$122,293	$175,564